COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN GENERAL CALIFORNIA MUNICIPAL BOND FUND, INC.
AND THE LEHMAN BROTHERS MUNICIPAL BOND INDEX

EXHIBIT A:

                               GENERAL
                LEHMAN       CALIFORNIA
               BROTHERS       MUNICIPAL
               MUNICIPAL        BOND
   PERIOD        BOND           FUND,
                INDEX *         INC.

  9/30/90       10,000         10,000
  9/30/91       11,319         11,135
  9/30/92       12,502         12,284
  9/30/93       14,095         14,131
  9/30/94       13,751         13,505
  9/30/95       15,288         14,831
  9/30/96       16,211         15,848
  9/30/97       17,674         17,204
  9/30/98       19,213         18,712
  9/30/99       19,079         18,035
  9/30/00       20,258         19,267

*Source: Lipper Inc.